Subaye, Inc. Announces Fiscal Year 2010 Adjusted EBITDA Increased 53.9%

Beijing, China – December 23, 2010 –

•	Full year revenues increased 46.4% to $39.1 million for 2010 as compared to 2009
•
Net loss from continuing operations for 2010 totaled $7.9 million, including $13.5 of non-cash depreciation and amortization expenses, $22.1 million in growth-oriented marketing expenses and a one-time $6.2 million non-cash impairment charge

•	Adjusted EBITDA increased 53.9% to $34.0 million
•	Gross margin increased to 78.8% from 77.5%
•	Cash totaled $7.1 million as of September 30, 2010, not including $6.6 million of cash received after yearend from sale of discontinued assets; no debt
•	Pricewaterhousecoopers has been hired as the auditor for 2011 as part of SBAY’s efforts to address concerns raised by U.S. investors
•
Reaffirms FY 2011 guidance of revenue of $71.3 million and net income from continuing operations of $29.2 million. Earnings per share for fiscal year 2011 is projected to be $3.12.  Net income guidance includes non-cash expenses totaling $12.9 million for depreciation and amortization and amortization of stock based compensation and total growth-oriented marketing promotions expenses for FY 2011 of $17.0 million.

•	FY 2011 Adjusted EBITDA projected to be $58.1 million, representing a 70.9% increase over FY 2010

Subaye, Inc. (NASDAQ: SBAY) (“Subaye” or the “Company”) announced its financial results for the fiscal year ending September 30, 2010. Chairman Cai stated “ We are very pleased with our 2010 results and the significant progress we have made in several areas.  I understand that investors will be disappointed to see a GAAP net loss for 2010, but I will explain why I believe that figure is not an appropriate way to assess our results or the strength of our business.  Let me first address the strategic initiatives we achieved in Fiscal 2010.  With the recently completed sale of our non-core and lower margin businesses, we have successfully repositioned our business and are now focused on the fast growing and high margin cloud computing and video marketing business in China. From an investor relations perspective, we have also taken steps that institutional investors have suggested will enable our stock to achieve a higher valuation multiple.  We recently retained Pricewaterhousecoopers to be our auditor for Fiscal 2011.  We had no disagreement with our current auditors but elected to change auditors because we realize U.S. investors are increasingly focused on the quality of a company’s auditor and many investors told us they perceived Pricewaterhousecoopers to be a stronger auditor.  We have also improved our internal reporting process so that we can now report our quarterly and annual results early.  Finally, we have increased and improved our communication with U.S. investors as we believe SBAY is a misunderstood company.  We look forward to further improving our investor relations in the coming year and hope that investors will begin to understand our strong competitive position in the rapidly growing cloud computing market in China.”

James Crane, Chief Financial Officer, stated “Our Fiscal 2010 was very strong, but there were several items that masked the underlying strength of our results.  Our revenues increased 46.4% to $39.1 million. Importantly, this growth resulted from an increase in pricing and increased customers (resulting from further penetration of existing markets and to a much lesser extent penetration in markets we have only recently entered).  On the cost side, our results this year included a number of items that were non-cash, non-recurring or discretionary.  Our non-cash expenses included $5.9 million of depreciation and amortization as well as $7.6 million of stock based compensation.  We incurred a $6.2 million non-cash, non-recurring impairment charge which is discussed below.  We also incurred $22.1 million of growth oriented marketing expenses to help us penetrate attractive new markets.  In Q4 of last year, we made the strategic decision to dramatically increase our marketing expenses in new markets because we wanted to capitalize on the tremendous growth opportunities available to us. As a result, in Q4 we incurred growth oriented marketing expenses of $14.1 million, significantly higher than the marketing promotions we had incurred in the first three quarters of FY 2010.  Had we not elected to significantly increase our marketing in Q4, we would have exceeded our net income guidance (excluding the impact of the one time impairment charge). As significant shareholders in SBAY ourselves, we did not make such a large investment without studying these markets in detail.  Ultimately, we concluded that increasing these marketing expenses would generate a very strong return on investment for SBAY shareholders.  Unfortunately, GAAP accounting requires us to expense the entire $22.1 million even though very little of the money had actually been spent by our marketing agents as of September 30, 2010.  In addition, as with any new marketing campaign, it typically takes some time before new marketing results in increased revenue and profitability.  As a result, our financial results for FY 2010 reflect significant marketing expenses for which we have yet to receive any financial benefit.  As a result of the success of our FY 2009 marketing expenses, we are highly optimistic that these FY 2010 marketing expenses will generate significant additional revenue and profitability next year.  Importantly, because of the fixed cost nature of our business, the gross margin on new customers is typically higher than for existing customers.  Considering the large marketing expense in Q4, we expect that our marketing expenses in the next two quarters will be significantly lower.  In Q1 2011 and Q2 2011 we will assess the effectiveness of the FY 2010 increased marketing expenditures.  If we see we are getting a good return on our investment, we will consider investing in more marketing.  However, if we are not generating our anticipated return on investment then our full year marketing expenses for FY 2011 will be significantly less than they were in FY 2010. Considering all of the non-cash and non-recurring items that impact our income statement, we believe a more appropriate way of assessing Subaye’s performance, is by examining our Adjusted EBITDA, as outlined below.  As you can see, our Adjusted EBITDA and Adjusted EBITDA margins both increased significantly.”

	2010	2009
Net Loss From Continuing Operations Before Provision for Income Taxes and Noncontrolling Interest	$(7,928)	$8,569
Add Back: Depreciation and Amortization	5,939	5,405
Add Back: Amortization of Stock Based Compensation	7,605	1,375
Add Back: Marketing Promotion Expense	22,153	6,737
Add Back: Impairment Loss	6,268	0
Adjusted EBITDA	$34,037	$22,086
Adjusted EBITDA Margin	87.0%	82.9%

Chairman Cai stated “I also wanted to update investors on the Aixi.net acquisition which we closed on October 25, 2010. While the benefits of this acquisition are not reflected in the results we are reporting today, we are extremely pleased with the acquisition and its profitability is exceeding our internal projections.  We look forward to updating investors on this and other business matter during the course of 2011.”

Recent Growth in Customer Base

As of November 30, 2010 and October 31, 2010, we had 14,209 and 13,700 customers, respectively. As of November 30, 2010 a total of 3,123 customers were former Aixi.net customers that are now using Subaye’s BCP.

Pending Product Launches

On December 28, 2010, Subaye will launch the Chinese version of its 3D online mall. On January 28, 2011, Subaye will launch the international version of its 3D online mall.

On January 15, 2011, Subaye will launch its Groupbuy web portal.

On February 28, 2011, Subaye will re-launch its investor relations website.

A mobile version of Subaye’s BCP is also in process and is expected to be launched in July 2011.

Financial Results

Net Revenues Increased by $12.4 million or 46.4%:

Revenues were $39.1 million for the year ended September 30, 2010 as compared to $26.7 million for the year ended September 30, 2009. The increase of $12.4 million is due to the significant growth in our customer base in Guangdong Province, the expansion into new markets throughout China and as a result of a significant increase in our average revenue per customer rate. During the year ended September 30, 2010, we generated revenues from three products offered through our various web properties. Revenues for Online Video, the Cloud Product and the Bundled Cloud Product, totaled $24.8 million, $7.4 million and $6.9 million, respectively. During the year ended September 30, 2009, we generated revenues from two products offered through our various web properties. Revenues for Online Video and the Cloud Product totaled $22.3 million and $4.4 million, respectively. On September 1, 2010, we began offering the Bundled Cloud Product to our customers. The Online Video and Cloud Product are no longer available to our customers. The Bundled Cloud Product is the second version of our cloud computing solution. It includes significant enhancements to the Cloud Product and also includes the video marketing services previously marketed as Online Video. As of September 1, 2010, we began charging our customers approximately $410 per month for access to the Bundled Cloud Product. During the fiscal year ending September 30, 2010 we charged our customers an average monthly fee of $129. We have committed to a business model that will focus on generating a high average revenue per customer rate while also further expanding our customer base throughout China to new markets. We anticipate significant demand for CRM products in China in the coming years and are committed to ensuring our CRM products, namely the Bundled Cloud Product, can control a significant portion of the CRM market within China.

Costs of Sales Increased by $2.3 million or 38.3%:

Costs of sales were $8.3 million for the year ended September 30, 2010, as compared to $6.0 million for the year ended September 30, 2009. The increase of $2.3 million is due to the issuance of stock based compensation to certain sales agents we began using to develop business in new markets in China during 2010. A total of $1.8 million in stock based compensation and $0.5 million in one-time cash bonuses were issued to the sales agents and members of our internal sales and customer service team. Amortization expense for websites and computer software totaled $5.9 million in both 2010 and 2009, respectively.

Gross Margin Increased by 1.3%:

Gross margin was 78.8% for the year ended September 30, 2010 as compared to 77.5% for the year ended September 30, 2009. Gross margin increased as a result of our success in generating additional revenues from new customers with a higher effective gross margin, approximately 81.5%. This is a result of the fact that the majority of the components of our costs of sales consists of amortization and depreciation of websites and software. As a result, our costs of sales should generally remain fixed from period to period, unless we acquire additional websites, software or other items that should be included in costs of sales.

Marketing Promotion Expenses Increased by $15.4 million or 230.1%:

Marketing promotion expenses were $22.1 million for the year ended September 30, 2010, as compared to $6.7 million for the year ended September 30, 2009. During 2010, we utilized $22.1 million for marketing promotions with our Agents in twenty two (22) new markets in mainland China. The majority of the marketing promotion expenses were incurred in the fourth quarter of the fiscal year ending September 30, 2010. In Q4 of FY2010 we incurred $14.1 million in marketing promotion expenses in nineteen (19) new markets in mainland China. The marketing promotion expenses are necessary to expense in full and immediately, in order for the Company’s accounting to be in compliance with GAAP. However, we generally do not expect marketing promotions to result in an immediate benefit that will be visible as a significant increase in revenues. The marketing promotion expenses have caused the Company to report a significant net loss from continuing operations for the year ended September 30, 2010. We anticipate the marketing promotion expenses incurred in 2010 will significantly increase our future revenue and profitability in future periods. We are highly optimistic that these marketing expenses will result in significant revenue and profitability next year.  Importantly, because of the fixed cost nature of our business, the gross margin on new customers is typically higher than for existing customers.  Considering the large marketing expense in Q4 2010, we expect that our marketing expenses in the next two quarters will be significantly lower.  In the middle of next year we will assess the effectiveness of this year’s increased marketing expenditures.  If we see we were getting a good return on our investment, we will consider investing in more marketing.  However, if we are not generating our anticipated return on investment then our full year marketing expenses for FY 2011 will be significantly less than they were in FY 2010.

Advertising Expenses Increased by $2.6 million or 515.2%:

Advertising expense totaled $3.1 million for the year ended September 30, 2010, as compared to $0.5 million for the year ended September 30, 2009. During 2010, we entered into a localized online advertising contract with a third party for a total of $3.0 million. During 2010 and 2009, advertising expenses associated with search engine advertising totaled $0.1 million and $0.5 million, respectively.

Other General and Administrative Expenses Increased by $2.4 million or 49.0%:

General and administrative expenses totaled $7.3 million for the year ended September 30, 2010, as compared to $4.9 million for the year ended September 30, 2009. During 2010 and 2009, amortization of stock based compensation included in other general and administrative expenses total $5.8 million and $1.4 million, respectively. During 2010, a total of $0.2 million, $2.4 million, $2.2 million and $1.0 million was expensed for stock based compensation issued to our agents, independent third party service providers, as one-time bonuses to members of management and for management and director compensation under certain employment or consulting contracts. During 2010 and 2009, we paid salaries to our employees of $0.7 million and $0.2 million, respectively. Other significant general and administrative expenses for 2010 and 2009 included professional fees, rent expense, among others.

Impairment Loss Increased by $6.2 million or 100.0%:

Impairment loss totaled $6.2 million for the year ended September 30, 2010, as compared to $0 for the year ended September 30, 2009. During the year ended September 30, 2009, we paid deposits of $8.1 million to three manufacturers in connection with inventory supply agreements. The inventory supply agreements were negotiated with the intent of using high volume price discounts in order to supply our potential online mall customers with low price inventory. The supply agreements were renegotiated in June 2010 and approximately $1.9 million of our original deposits were refunded to us. We are unsure if the remainder of the deposits will ever be recovered or if inventory will ever be delivered from the manufacturers. As a result, we have conservatively recorded a full reserve for the balance of the deposits as of September 30, 2010.

Net Loss From Continuing Operations Increased by $16.5 million or 191.8%:

The net loss from continuing operations for the year ended September 30, 2010 totaled $7.9 million. Net income for the year ended September 30, 2009 totaled $8.6 million. The net loss from continuing operations for 2010 is a result of the significant increase in marketing promotion expenses and a non-cash, non-recurring impairment charge.

Liquidity

As of September 30, 2010, we had a cash balance of $7.1 million and no debt.  On November 23, 2010, we received $6.6 million of cash for the sale of discontinued assets. Our accounts receivable are in good shape and we have historically not had any difficulty collecting our receivables on a timely basis.

2011 Guidance

Subaye reaffirms guidance for fiscal year 2011 of revenue of $71.3 million and net income from continuing operations of $29.2 million. Net income guidance includes non-cash expenses totaling $12.9 million for depreciation and amortization and stock based compensation as well as $17.0 in marketing promotions costs for FY 2011.  FY 2011 Adjusted EBITDA is projected to be $58.1 million for FY 2011. The expected growth in 2011 will come continued growth in our existing markets as well as contributions from new markets that we have recently entered.  Using the 9.4 million shares outstanding as of December 22, 2010, earnings per share for fiscal year 2011 would be $3.12. We do not anticipate marketing promotion costs will be significant in the first half of fiscal year 2011.

Business Outlook

Subaye’s goal for 2011 is to continue to expand aggressively into the new markets in China where we are already active and depending upon our success in those markets, we will enter into additional identified markets. We have committed significant resources and spent significant capital entering these new markets. We now have to deliver the growth that should result from our spending and the allocation of our resources to these particular markets in general. We believe the demand for cloud computing products potentially represents the single most significant market opportunity of all internet-based businesses in China in the next several years. We believe we can continue to grow at a significant pace as a result of maintaining a high quality product offering in a product space and geographic area that is exhibiting signs of significant growth in the years ahead.

About Subaye, Inc.

Subaye, Inc. is a leading online business services provider in China engaged in enterprise cloud computing and video marketing business solutions. Subaye’s online business services include business to consumer (B2C) ecommerce, emanagment solutions, emarketing solutions, eservice solutions and video search engine optimization. For further information on Subaye, Inc., please visit http://www.subaye.net.

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about Subaye, Inc.'s industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Subaye, Inc.'s operations are conducted in the People's Republic of China ("PRC") and, accordingly, are subject to special considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation. Other potential risks and uncertainties include but are not limited to the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measure: adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results. These non-GAAP financial measures exclude from our operating performance not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business. The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

For more information, please contact:
Company:
James Crane
Chief Financial Officer
Email: jcrane@subaye.net (Please note the new email address)
China: +86-186-2136-3580
U.S.: +1-617-699-6325

Investor Relations:
Michael Feldman
China: +86-136-8166-7375
Hong Kong: +852-9784-1855

Subaye, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands Except Share and Share Data)

	September 30,
	2010	2009

ASSETS

Current Assets
Cash	$7,120	$2
Accounts Receivable, Net of Allowance for Doubtful Accounts of $363 as of September 30, 2010 and 2009	9,987	8,266
Deposit for Inventoriable Assets	-	8,152
Other Current Assets	179	370
Assets of Discontinued Operations	6,550	29,360
Total Current Assets	23,836	46,150
Caitalized Software and Website Development Costs, Net of Accumulated Depreciation of $19,785 and $12,863 in 2010 and 2009	24,268	10,580
Total Assets	$48,104	$56,730

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Accrued Expenses	$1,695	$566
Liabilities of Discontinued Operations	-	5,275
Total Current Liabilities and Total Liabilities	1,695	5,841
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, $0.001 Par Value; 50,000,000 Shares Authorized, None Issued and Outstanding as of September 30, 2010 and 2009	-	-
Common Stock, $0.001 Par Value; Authorized 150,000,000 Shares, 7,444,931 and 2,479,243 Issued and Outstanding as of September 30, 2010 and 2009	7	3
Additional Paid-in Capital	61,175	32,452
Deferred Stock Based Compensation	(7,618)	(2,908)
Accumulated Other Comprehensive (Loss) Income	(69)	54
(Acumulated Deficit) Retained Earnings	(7,086)	11,108
Total Stockholders' Equity Controlling Interest	46,409	40,709
Total Stockholders' Equity Noncontrolling Interest	-	10,180
Total Stockholders' Equity	46,409	50,889
Total Liabilities and Stockholders' Equity	$48,104	$56,730

See Accompanying Notes to Consolidated Financial Statements.

Subaye, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands Except Per Share and Share Amounts)

	Fiscal Year Ended September 30,
	2010	2009

Net Revenues	$39,141	$26,651
Costs of Sales (Including Stock-Based Compensation of $1,838 and $0)	8,281	5,957
Gross Profit	30,860	20,694
Operating Expenses
Marketing Promotions	22,153	6,737
Advertising	3,061	485
General & Administrative (Including Stock-Based Compensation of $5,767 and $1,375)	7,306	4,903
Total Operating Expenses	32,520	12,125
(Loss) Income From Continuing Operations Before Impairment Loss, Provision for Income Taxes and Noncontrolling Interest	(1,660)	8,569
Impairment Loss	(6,268)	-
(Loss) Income From Continuing Operations Before Provision for Income Taxes and Noncontrolling Interest	(7,928)	8,569
Provision for Income Taxes	-	-
(Loss) Income From Continuing Operations Before Noncontrolling Interest	(7,928)	8,569
(Loss) Income From Discontinued Operations	(9,794)	4,251
Net (Loss) Income	(17,722)	12,820
Net Income Attributable to the Noncontrolling Interest	(472)	(3,042)
Net (Loss) Income Attributable to Subaye, Inc.	$(18,194)	$9,778
(Loss) Earnings Per Share - Basic and Diluted:
Basic Net (Loss) Income Per Share Attributable to Subaye, Inc. Common Shareholders
Continuing Operations	$(1.17)	$3.01
Discontinued Operations	(1.44)	2.32
Total	$(2.61)	$5.33
Diluted Net (Loss) Income Per Share Attributable to Subaye, Inc. Common Shareholders
Continuing Operations	$(1.17)	$3.01
Discontinued Operations	(1.44)	2.31
Total	$(2.61)	$5.32
Number of Common Shares Used to Compute Net (Loss) Income Per Share
Basic	6,783,890	1,836,217
Diluted	6,783,890	1,839,230
Comprehensive Income:
Net (Loss) Income	$(17,722)	$12,820
Foreign Currency Translation Adjustment, Net of Tax	(123)	24
Comprehensive Income	(17,845)	12,844
Comprehensive Income Attributable to the Noncontrolling Interest	(476)	(3,035)
Comprehensive Income Attributable to Subaye, Inc.	$(18,321)	$9,809

See Accompanying Notes to Consolidated Financial Statements.

Subaye, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
As of September 30, 2010
(In Thousands Except Share Amounts)

	Common Stock, $0.001
	Shares	Amount	Additional Paid-in Capital	Deferred Stock Based Compensation	Accumulated Other Compre- hensive (Loss) Income	(Accumulated Deficit) Retained Earnings	Total Stockholders' Equity Controlling Interest	Total Stockholders' Equity Noncontrolling Interest	Total Stockholders' Equity

Balance, September 30, 2008	1,560,143	$2	$24,456	$(1,285)	$30	$1,330	$24,533	$7,138	$31,671
Issuance of Stock for Cash	680,600	1	4,998	-	-	-	4,999	-	4,999
Issuance of Stock for Services	238,500	-	2,998	(2,998)	-	-	-	-	-
Amortization of Stock-Based Compensation	-	-	-	1,375	-	-	1,375	-	1,375
Foreign Currency Translation	-	-	-	-	24	-	24	-	24
Net Income	-	-	-	-	-	9,778	9,778	3,042	12,820
Balance, September 30, 2009	2,479,243	3	32,452	(2,908)	54	11,108	40,709	10,180	50,889
Issuance of Stock for Cash	100,000	-	-	-	-	-	-	-	-
Issuance of Stock for Services	976,800	1	12,314	(12,315)	-	-	-	-	-
Issuance of Stock for Acquisition of Minority Interests in Subsidiary	3,408,888	3	10,649	-	-	-	10,652	(10,652)	-
Issuance of Stock for Acquisition of Websites	480,000	-	5,760	-	-	-	5,760	-	5,760
Amortization of Stock-Based Compensation	-	-	-	7,605	-	-	7,605	-	7,605
Foreign Currency Translation	-	-	-	-	(123)	-	(123)	-	(123)
Net Income	-	-	-	-	-	(18,194)	(18,194)	472	(17,722)
Balance, September 30, 2010	7,444,931	$7	$61,175	$(7,618)	$(69)	$(7,086)	$46,409	$0	$46,409

See Accompanying Notes to Consolidated Financial Statements.

Subaye, Inc. and Subsidiaries
Consolidated Statements of Cashflows
(In Thousands)

	Fiscal Year Ended September 30,
	2010	2009

Cash Flows Provided by Operating Activities
Net (Loss) Income	$(17,722)	$12,820
Adjustments to Reconcile Net (Loss) Income to Net Cash Used in Operating Activities:
Bad Debt Expense	-	332
Depreciation and Amortization	5,939	5,405
Amortization of Stock-Based Compensation	7,605	1,375
Impairment Loss	6,268	-
Changes in Operating Assets and Liabilities:
Accounts Receivable	(1,721)	(3,773)
Deposits for Inventoriable Assets	1,884	(8,152)
Other Current Assets	191	525
Accounts Payable and Accrued Liabilities	1,129	460
Net Cash Provided by Operating Activities	3,573	8,992
Cash Flows Used in Investing Activities
Purchase of Capitalized Software and Websites	(13,920)	(5,960)
Net Cash Used in Investing Activities	(13,920)	(5,960)
Cash Flows Provided by Financing Activities
Proceeds from Sales of Common Stock	-	4,999
Net Cash Provided by Financing Activities	-	4,999
Cash Flows Used in Discontinued Operations
Changes in Operating Assets and Liabilities:
Assets of Discontinued Operations	22,863	(7,471)
Liabilities of Discontinued Operations	(5,275)	(592)
Net Cash Provided by (Used in) Discontined Operations	17,588	(8,063)
Foreign Currency Translation Adjustment	(123)	(15)
Increase (Decrease) in Cash	7,118	(47)
Cash, Beginning of Period	2	49
Cash, End of Period	$7,120	$2
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest	$-	$-
Income Taxes	$-	$-
Supplemental Schedule of Noncash Investing and Financing Activities:
Issuance of Stock for Services, Deferred Compensation	$10,115	$1,180
Issuance of Stock for Acquisition of Websites and Related Assets	$5,760	$-
Adjustment of Additional Paid-in-Capital and Noncontrolling Interests From Investment in Subaye Inc, by Noncontrolling Interests	$10,652	$-

See Accompanying Notes to Consolidated Financial Statements